Exhibit 99.1

iSpecimen Reports Second Quarter 2024 Results

Revenue increased 76% year-over-year to approximately $2.86 million

Brielan Smiechowski Named SVP of Sales and Business Development

LEXINGTON, Mass., August 6, 2024 – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online global marketplace that connects scientists requiring biospecimens for medical research with a network of healthcare specimen providers, today reported its financial and operating results for the three and six month periods ended June 30, 2024.

“iSpecimen’s strong results reflect the progress we have made towards operational improvements throughout the Company this year, resulting in a 76% increase in revenue to $2.86 million for the second quarter of 2024,” stated Tracy Curley, CEO of iSpecimen. “The initiatives we have completed, namely, our Next Day Quotes program, has quickly become a key focus internally for our business and has meaningfully improved our conversion rates throughout the first half of 2024. In addition, our Supplier Refresh program has allowed us to engage with our suppliers at a level not previously possible, which in turn, has contributed to increased velocity through our sales funnel and the strong results we generated for the quarter. We also continued to decrease costs through head count and other expense reductions, as we focus on driving towards profitability and increasing shareholder value,”

“During the quarter we hired Brielan Smiechowski as our new Senior Vice President of Sales & Business Development. She brings over 15 years of sales experience in life sciences and healthcare. In this role, Brielan will be leading the focus on key customer accounts as well as implementing a more robust outbound sales and business development structure” concluded Ms. Curley.

Second Quarter and First Six-Month 2024 Highlights

●	In the first half of 2024, 58% of Next Day Quotes were converted to purchase orders, directly contributing to our ability to exceed our internal revenue goals for Q2 2024;

●	As of June 30, 2024, iSpecimen had over 105 unique supplier organizations under contract, compared to 243 suppliers on December 31, 2023, and down from 140 at the end of the first quarter 2024, as the Company continues to focus on building a higher quality supplier network; and

●	As of June 30, 2024, iSpecimen had $2.15 million of cash and available-for-sale securities, which represented a decrease of approximately $2.86 million from approximately $5.01 million, as of December 31, 2023 and a decrease of approximately $405,000 from approximately $2.56 million as of March 31, 2024.

Financial Results for the Three and Six Months Ended June 30, 2024

Revenue was approximately $2.86 million for the second quarter of 2024, an increase of 76%, compared to approximately $1.63 million for the second quarter of 2023. The increase in revenue was primarily due to an increase of 1,236 specimens, or 26%, in specimen count from 4,682 specimens in the three months ended June 30, 2023 to 5,918 specimens in the three months ended June 30, 2024. The average selling price per specimen also increased by $137, or 39%, from $347 in the three months ended June 30, 2023 to $484 in the three months ended June 30, 2024.

During the six-month period ended June 30, 2024, we reported revenue of approximately $5.15 million, compared to approximately $4.58 million during the same period last year. The increase in revenue for the six-month period ended June 30, 2024, was attributable to an increase in average selling price per specimen of $119, or 34%, from $343 in the six months ended June 30, 2023, to $462 in the six months ended June 30, 2024. The increase in average selling price per specimen was offset by a decrease of 2,152 specimens, or 16%, in specimen count from 13,311 specimens in the six months ended June 30, 2023 to 11,159 specimens in the six months ended June 30, 2024.

For the quarter ended June 30, 2024, cost of revenue increased by approximately $570,000, or 67%, from approximately $854,000 in the second quarter of 2023 to approximately $1,424,000 for the second quarter of 2024, which was attributable to a 26% increase in the number of specimens accessioned for the current period compared to the same period in the prior year, and a $58, or 32%, increase in the average cost per specimen.

Cost of revenue for the six-month period ended June 30, 2024 was approximately $2.42 million compared to approximately $2.00 million for the same period in 2023, an increase of 21%. The six-month period increase was attributable to a 45% increase in the average cost per specimen impacted by the specimen mix, offset by a 16% decrease in the number of specimens accessioned during the six months ended June 30, 2024, over the same period in the prior year.

General and administrative expenses for the three months ended June 30, 2024, decreased by approximately $703,000, or 40%, to approximately $1.05 million compared to approximately $1.76 million for the same period in the prior year. For the six-month period ended June 30, 2024, general and administrative expenses decreased by approximately $311,000, or 9%, to approximately $3.16 million compared to approximately $3.47 million during the same period in the prior year.

Net loss was approximately $2.11 million, or $(0.19) per share, for the second quarter of 2024, compared to a net loss of approximately $3.50 million, or $(0.39) per share, for the second quarter of 2023. Net loss was approximately $5.01 million, or $(0.49) per share, for the first six months of 2024, compared to a net loss of approximately $5.9 million, or $(0.66) per share, for the first six months of 2023.

As of June 30, 2024, cash and cash equivalents, along with available-for-sale securities, were approximately $2.15 million, compared to approximately $5.01 million as of December 31, 2023.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast on Tuesday, August 6, 2024, at 8:30 a.m. Eastern Time featuring remarks by Tracy Curley, CEO.

Event:	iSpecimen Second Quarter 2024 Results Conference Call
Date:	Tuesday, August 6, 2024
Time:	8:30 a.m. Eastern Time
Dial in:	1-800-717-1738 (U.S. Toll Free) or 1-646-307-1865 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1680345&tp_key=2f4ff16577

For interested individuals unable to join the conference call, a replay will be available through August 20, 2024, at +1-844-512-2921 (U.S. Toll Free) or + 1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 1170973. An archived version of the webcast will also be available on iSpecimen’s Investor Relations site: https://investors.ispecimen.com/presentations/.

About iSpecimen

iSpecimen (Nasdaq: ISPC) offers an online marketplace for human biospecimens, connecting scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers and other healthcare organizations. For more information, please visit www.ispecimen.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as "may," "will," "expect," "intend," "anticipate," “believe," "estimate," "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risk factors contained in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company's forward-looking statements occurs, the Company's business, financial condition and operating results may vary materially from those expressed in the Company's forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Phil Carlson

iSpecimen@kcsa.com

iSpecimen Inc.

Condensed Balance Sheets

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,151,243	$2,343,666
Available-for-sale securities	—	2,661,932
Accounts receivable – unbilled	1,953,632	2,212,538
Accounts receivable, net of allowance for doubtful accounts of $700,862 and $520,897 at June 30, 2024 and December 31, 2023, respectively	892,814	728,388
Prepaid expenses and other current assets	237,564	292,079
Total current assets	5,235,253	8,238,603
Property and equipment, net	104,822	127,787
Internally developed software, net	5,695,166	6,323,034
Other intangible assets, net	812,478	908,255
Operating lease right-of-use asset	26,538	193,857
Security deposits	27,601	27,601
Total assets	$11,901,858	$15,819,137
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,205,371	$3,925,438
Accrued expenses	1,319,201	1,540,607
Operating lease current obligation	29,130	167,114
Deferred revenue	258,872	415,771
Total current liabilities	5,812,574	6,048,930
Operating lease long-term obligation	—	29,130
Total liabilities	5,812,574	6,078,060

Commitments and contingencies (See Note 8)

Stockholders’ equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 13,126,770 issued and 13,095,770 outstanding at June 30, 2024 and 9,114,371 issued and 9,083,371 outstanding at December 31, 2023	1,309	908
Additional paid-in capital	70,464,100	69,104,313
Treasury stock, 31,000 shares, at cost	(172)	(172)
Accumulated other comprehensive income	—	840
Accumulated deficit	(64,375,953)	(59,364,812)
Total stockholders’ equity	6,089,284	9,741,077
Total liabilities and stockholders’ equity	$11,901,858	$15,819,137

iSpecimen Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$2,863,679	$1,625,140	$5,153,672	$4,575,339
Operating expenses:
Cost of revenue	1,424,392	853,633	2,424,398	2,000,545
Technology	911,927	843,099	1,823,894	1,677,506
Sales and marketing	1,082,949	977,748	1,748,890	2,025,346
Supply development	137,511	291,360	335,350	614,862
Fulfillment	433,189	462,672	844,043	891,692
General and administrative	1,055,376	1,758,451	3,159,282	3,469,633
Total operating expenses	5,045,344	5,186,963	10,335,857	10,679,584

Loss from operations	(2,181,665)	(3,561,823)	(5,182,185)	(6,104,245)

Other income, net
Interest expense	(4,474)	(3,535)	(8,939)	(7,070)
Interest income	9,163	110,882	39,661	225,144
Other income (expense), net	67,952	(29,138)	140,322	(29,255)
Total other income, net	72,641	78,209	171,044	188,819

Net loss	$(2,109,024)	$(3,483,614)	$(5,011,141)	$(5,915,426)

Other comprehensive income (loss):
Net loss	$(2,109,024)	$(3,483,614)	$(5,011,141)	$(5,915,426)
Unrealized gain (loss) on available-for-sale securities	(41)	(18,155)	(840)	688
Total other comprehensive income (loss)	(41)	(18,155)	(840)	688
Comprehensive loss	$(2,109,065)	$(3,501,769)	$(5,011,981)	$(5,914,738)

Net loss per share - basic and diluted	$(0.19)	$(0.39)	$(0.49)	$(0.66)

Weighted average shares of common stock outstanding - basic and diluted	11,340,586	9,033,868	10,236,523	9,011,644